UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    PRA GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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PRA Group

GLOBAL
REACH
INDUSTRY
RESPECTED
POSITIVE
CULTURE
CUSTOMER
FOCUSED

2019
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations in the Americas and Europe. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we acquire are primarily the unpaid obligations of individuals owed to credit grantors, which include banks and other types of consumer, retail and auto finance companies. We acquire portfolios of nonperforming loans in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loan accounts, which we purchased at a substantial discount to face value since either the credit grantor and/or other third-party collection agencies have been unsuccessful in collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting nonperforming loan accounts subject to bankruptcy proceeding. We also provide the following fee-based services: class action claims recovery services and servicing of consumer bankruptcy accounts in the United States (“U.S.”). For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 12, 2019. The information contained on, or that can be accessed through our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

 Notice of Annual Meeting of Stockholders

DATE:	Thursday, June 13, 2019
TIME:	12:00 Noon, Eastern Time
PLACE:	130 Corporate Boulevard Building III, Second Floor Norfolk, VA 23502

  FELLOW STOCKHOLDERS:

We are pleased to invite you to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of PRA Group, Inc. (the “Company”) to be held on Thursday, June 13, 2019 at 130 Corporate Boulevard, Norfolk, Virginia 23502 at 12:00 noon Eastern time. At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of the three nominees named in the accompanying Proxy Statement to the Board of Directors for three-year terms;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019;

•	Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record as of the close of business on April 16, 2019 are entitled to receive notice of, and to vote at, the Annual Meeting. Included in these materials are the Proxy Statement and the Company’s 2018 Annual Report to Stockholders, which are first being made available to stockholders on or about April 29, 2019. If you received printed copies of the proxy materials, you also received a proxy card or voting instruction form.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Steven D. Fredrickson	LaTisha S. Owens
Executive Chairman	Corporate Secretary

April 29, 2019

YOU CAN VOTE IN ONE OF FOUR WAYS

Visit the website listed on your notice of meeting or proxy card to vote VIA THE INTERNET	If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Call the telephone number on your proxy card to vote BY TELEPHONE	Attend the Annual Meeting to vote IN PERSON

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 13, 2019: Our Proxy Statement and 2018 Annual Report to stockholders are available at http://www.viewproxy.com/PRAGroup/2019.

PRA Group, Inc.

2019 Proxy Statement

2019 Proxy Statement  |  PRA Group

Proxy Summary

This summary highlights certain information contained elsewhere in the Proxy Statement but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Thursday, June 13, 2019 at 12:00 noon Eastern Time

Location:	PRA Group, Inc.
130 Corporate Boulevard,
Building III, Second Floor
Norfolk, Virginia 23502

Record Date:	April 16, 2019

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference

Proposal 1:	Elect John H. Fain, Geir L. Olsen, and Kevin P. Stevenson as directors for three-year terms.	FOR	10
Proposal 2:	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.	FOR	14
Proposal 3:	Advisory vote to approve the compensation of our named executive officers.	FOR	17

Corporate Governance Highlights

•	A substantial majority of our Board of Directors (“Board”) is independent (9 of 11 directors) and all Board Committees are comprised solely of independent directors.

•	We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person Board meeting.

•	Our stockholders have the right to call special meetings.

•	We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.

•	Our Board and all Board Committees conduct annual performance evaluations.

•	All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of a restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officer’s equity award or employment agreement.

•	Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions and may not pledge our common stock.

2019 Proxy Statement  |  PRA Group    i

Director Dashboard

The Company is led by directors whose qualifications, experience and backgrounds support the effective oversight of the Company’s business and affairs, further the strategic goals of the Company and provide valued guidance to management. The charts below reflect key data about our Board.

Director Qualifications

Investor Outreach and Engagement

We value input from our stockholders on our business and communicate regularly with them to better understand their perspectives. Throughout 2018, our President and Chief Executive Officer (“CEO”), Executive Vice President and Chief Financial Officer (“CFO”), and Vice President of Investor Relations engaged with our investors to discuss the Company, its financial performance and other relevant matters and to address any questions or concerns. We also communicate with our stockholders through other avenues, including our SEC filings, news releases and website. In addition, we hold quarterly conference calls to discuss our financial results, which are attended by our investors and open to the public.

ii    PRA Group  |   2019 Proxy Statement

Company Performance Highlights

•	Cash collections, which are collections on our owned finance receivables portfolios, were $1.63 billion in 2018, compared to $1.51 billion in 2017.

•	Total revenues were $908.3 million in 2018, compared to $828.2 million in 2017.

•	Total operating expenses were $689.6 million in 2018, compared to total operating expenses of $602.6 million in 2017.

•	Net income attributable to the Company was $65.6 million in 2018, compared to $164.3 million in 2017.

•	We invested $1.12 billion in portfolios of nonperforming loans in 2018, compared to $1.11 billion in 2017.

•	Estimated remaining collections, which are the sum of all future projected cash collections on our owned finance receivables portfolios, increased to $6.14 billion at the end of 2018 from $5.7 billion at the end of 2017.

GREW CASH COLLECTIONS 7.9% TO $1.63B	TOTAL REVENUE INCREASED 9.7% TO $908.3M	$1.12B INVESTED IN NON- PERFORMING LOAN PORTFOLIOS	ESTIMATED REMAINING COLLECTIONS INCREASED $439M FROM YEAR-END 2017

2019 Proxy Statement  |  PRA Group    iii

Compensation Highlights

At our 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”), our stockholders approved by 91% of the votes cast, on a non-binding advisory basis, the compensation of our CEO, CFO, and three other most highly compensated executive officers named in the Summary Compensation Table on page 33 of this Proxy Statement (collectively, “Named Executive Officers” or “NEOs”). Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2018 executive compensation program for our NEOs. The table below summarizes the total direct compensation earned by our NEOs for 2018.

2018 Total Direct Compensation

Named Executive Officer	Base Salary	Annual Bonus Award	Annual Equity Grant	Total 2018 Compensation
Kevin P. Stevenson, President and Chief Executive Officer	$900,000	$810,000	$2,200,000	$3,910,000
Peter M. Graham, Executive Vice President and Chief Financial Officer	$450,000	$405,000	$500,000	$1,355,000
Christopher B. Graves, Executive Vice President, Americas	$450,000	$405,000	$500,000	$1,355,000
Steven C. Roberts, Executive Vice President, Europe and Corporate Development	$450,000	$465,000	$450,000	$1,365,000
Christopher D. Lagow Senior Vice President, General Counsel and Assistant Secretary	$350,000	$225,000	$270,000	$845,000

Total direct compensation differs from total compensation shown on page 33 in the Summary Compensation Table required by the SEC in that we used the latest Base Salary of each NEO, rounded up the Annual Equity Grant amounts to the nearest whole thousand and excluded the retention grant of restricted stock units (“RSUs”) for Messrs. Graham, Graves, Roberts, and Lagow in connection with the execution of their new employment agreements. Additional information regarding these retention grants is provided on page 29.

CEO Compensation	All Other NEO Compensation

iv    PRA Group  |   2019 Proxy Statement

120 CORPORATE BOULEVARD

NORFOLK, VIRGINIA 23502

Proxy Statement

Annual Meeting of Stockholders

June 13, 2019

Purpose

This Proxy Statement is being made available to stockholders on or about April 29, 2019 in connection with a solicitation by the Board of PRA Group, Inc. (the “Company,” “PRA,” “we,” “us” or “our”) of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof, to be held at 12:00 noon, Eastern time, Thursday, June 13, 2019, at the Company’s headquarters at 130 Corporate Boulevard, Building III, Second Floor, Norfolk, Virginia 23502, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. For information concerning attending the Annual Meeting, please see page 44 of this Proxy Statement.

Record Date

At the close of business on April 16, 2019, which is the record date for the Annual Meeting (the “Record Date”), there were 45,383,831 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of the Company’s common stock entitled to vote, represented in person or by proxy, must be present.

Vote Required

Each stockholder will have one vote for each share of the Company’s common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the Annual Meeting and will be counted for purposes of determining whether a quorum is present, but will have no effect on the outcome of any proposal.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the election of John H. Fain, Geir L. Olsen, and Kevin P. Stevenson as directors for three-year terms (Proposal 1),

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2019 (Proposal 2), and

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 3).

With respect to Proposal 1, the election of directors, each director nominee shall be elected by plurality vote. Proposals 2 and 3 shall be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal.

2019 Proxy Statement  |  PRA Group    1

Corporate Governance

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and its stockholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and its stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that whether to have the same individual occupy the offices of Chairman of the Board and CEO should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and its stockholders.

Currently, the roles of Chairman and CEO are separated, which our Board believes is appropriate. Separation of the roles allows Mr. Stevenson to focus on managing the daily operations of the Company in his role as CEO, while Mr. Fredrickson oversees our Board’s significant functions. As Executive Chairman, Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and its stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director shall be selected by the independent directors whenever the individual selected to serve as Chairman of the Board is also the CEO or otherwise not independent. Lance L. Weaver currently serves as the Lead Independent Director since Mr. Fredrickson is not independent. Mr. Weaver’s duties and responsibilities as the Lead Independent Director include:

•	presiding at all meetings of the independent directors,

•	consulting with the Chairman and CEO concerning the agenda for Board meetings,

•	serving as liaison between the independent directors and the Chairman,

•	being available to advise Committee chairs in fulfilling their designated roles and responsibilities with the Board,

•	being available for consultation and direct communication with stockholders where appropriate, upon reasonable request, and

•	leading the annual evaluation of the Chairman and CEO.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors and all employees of the Company, including our CEO, CFO and principal accounting officer. Our Code of Conduct, which can be found on our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2018, there were no waivers of our Code of Conduct for any director or executive officer.

2    PRA Group  |   2019 Proxy Statement

Corporate Governance

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, and legal, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. The Board is responsible for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management.

The Board has assigned to its Committees responsibility for reviewing, evaluating and making recommendations to the Board concerning important risk categories that fall within their scope of responsibility, including the following:

•

The Audit Committee receives quarterly updates from the CFO and KPMG on financial risks, compliance with reporting requirements, and internal controls. The Audit Committee also receives quarterly reports from the Company’s internal audit department on the results of internal audit activities. These findings are communicated to the Board for consideration and action when appropriate.

•

The Compensation Committee designs the Company’s compensation programs and incentives to discourage excessive risk-taking. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.

•	The Compliance Committee oversees matters of non-financial compliance, significant legal or regulatory compliance exposure and material reports or inquiries from government or regulatory agencies.

Management’s role in assisting the Board with its risk oversight responsibility is critical. The Chief Compliance Officer attends all meetings of the Compliance Committee and meets in executive session with the Board at least quarterly. Other members of senior management routinely attend Board meetings and report on their activities, including significant risks. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. The Company’s Compliance Department documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of the Company’s common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify all related party transactions involving amounts greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under the Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including, the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

2019 Proxy Statement  |  PRA Group    3

Our Board and its Committees

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, skills, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval and may retain, from time to time, a third-party search firm to assist in identifying potential candidates.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on the Board that all directors must possess, including the following:

•	high integrity and ethical standards;

•	commitment to representing the long-term interests of stockholders;

•	a proven record of success in the individual’s field;

•	an understanding of, and respect for, good corporate governance practices;

•	a high degree of financial literacy;

•	experience leading complex organizations;

•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;

•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and

•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics each director must possess, our Board and the Nominating and Corporate Governance Committee have identified certain qualifications, experiences, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities. The table below reflects the specific qualifications and experiences of each director that led our Board to conclude that the director is qualified to serve on our Board. While we expect each director to be knowledgeable in these areas, a “✓” in the chart below indicates that the item is a specific qualification or experience that the director brings to our Board. The absence of a “✓” for a particular item does not necessarily mean that the director does not possess that qualification or experience.

4    PRA Group  |   2019 Proxy Statement

Our Board and its Committees

Qualifications	Financial Industry Experience	Government & Regulatory Experience	Information Technology Experience	International/ Global Experience	Public Company Experience	Risk Oversight Experience
Vikram A. Atal	✓	✓		✓	✓	✓
Danielle M. Brown			✓	✓	✓
Marjorie M. Connelly	✓		✓	✓	✓	✓
John H. Fain			✓		✓
Steven D. Fredrickson	✓			✓	✓	✓
Penelope W. Kyle		✓			✓
James A. Nussle	✓	✓			✓	✓
Geir L. Olsen	✓		✓	✓	✓
Kevin P. Stevenson	✓		✓	✓	✓	✓
Scott M. Tabakin		✓			✓	✓
Lance L. Weaver	✓	✓		✓	✓	✓

Board Committees

The standing Committees of our Board are the Audit Committee, Compensation Committee, Compliance Committee and Nominating and Corporate Governance Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investor Relations section of the Company’s website. All members of the standing Committees are independent as defined by NASDAQ Stock Market (“NASDAQ”) listing standards and SEC rules. In addition, each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees is included in the chart below.

Committee Members as of April 1, 2019	Primary Roles and Responsibilities	Quick Facts
Audit Committee Chair Marjorie M. Connelly* Members Vikram A. Atal* Danielle M. Brown Scott M. Tabakin* * Audit Committee Financial Experts

•   monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

•   engages and monitors the independence and performance of the Company’s independent auditors;

•   monitors the independence and performance of the Company’s internal auditors; and

•   provides an avenue of communication between the independent auditors, management, the internal audit department and our Board.

Number of meetings held in 2018: 9

2019 Proxy Statement  |  PRA Group    5

Our Board and its Committees

Committee Members as of April 1, 2019	Primary Roles and Responsibilities	Quick Facts
Compensation Committee Chair John H. Fain Members Marjorie M. Connelly James Nussle Scott M. Tabakin Lance L. Weaver

•   develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

•   determines compensation for the Company’s executive officers;

•   oversees the design of the Company’s compensation program, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

•   considers compliance with applicable laws and regulations that have an impact on Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct; and

•   reviews compensation programs and policies for features that may encourage excessive risk taking and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2018: 9
Compliance Committee Chair Vikram A. Atal Members Danielle M. Brown Penelope W. Kyle Geir Olsen

•   oversees the Company’s implementation of compliance programs, policies and procedures that are designed to be responsive to the various compliance and regulatory risks facing the Company; and

•   fulfills the oversight responsibility for the Company’s compliance and ethics programs, policies and procedures.

Number of meetings held in 2018: 4
Nominating and Corporate Governance Committee Chair James A. Nussle Members John H. Fain Penelope W. Kyle

•   develops and recommends to the Board a set of effective corporate governance policies and procedures applicable to the Company;

•   identifies individuals qualified to become Board members and recommends that our Board select a group of director nominees for each annual meeting of the Company’s stockholders;

•   oversees annual evaluation of our Board;

•   reviews periodically the Company’s related party transaction policy, makes recommendations to our Board concerning changes and approves transactions; and

•   considers candidates recommended by stockholders in accordance with Section 2.11 of the Company’s By-laws and Article Five of the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by the Board or management.

Number of meetings held in 2018: 4

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the NASDAQ listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Atal, Fain, Nussle, Olsen, Tabakin and Weaver and Mses. Brown, Connelly and Kyle are independent according to Nasdaq listing standards and SEC rules.

Director Attendance

During 2018, our Board held 12 meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2018. Directors are encouraged to attend our Annual Meeting of Stockholders and all then serving directors attended the 2018 Annual Meeting.

6    PRA Group  |   2019 Proxy Statement

Our Board and its Committees

Communications with the Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of the Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

Communications that are addressed to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Executive Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence or summaries. The Company’s Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s Corporate Secretary.

Stockholders may use the Company’s toll-free ethics hotline to communicate concerns to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All stockholder communications to the Company’s confidential ethics hotline are referred to the Lead Independent Director.

Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2018 included annual cash retainers for our Board members, Committee members and Chairs, and our Lead Independent Director. On the date of the 2018 Annual Meeting, each non-employee director also received an equity award valued at approximately $120,000 that consisted of RSUs, which vest on the anniversary of the grant date. The vesting schedule for the RSUs and the director stock ownership guidelines described below are intended to align our non-employee directors’ economic interests with those of our stockholders.

Details concerning our non-employee director compensation for 2018 are as follows:

Annual Board Retainers	2018
Cash	$65,000
Common Stock	$120,000

Annual Committee Chair and Lead Independent Director Retainers (Cash)	2018
Lead Director	$25,000
Audit Committee	$25,000
Compensation Committee	$20,000
Strategy Committee	$17,500
Nominating and Corporate Governance and Compliance Committees	$15,000

Annual Committee Member Retainers (Cash)	2018
Audit Committee	$12,500
Compensation Committee	$10,000
Strategy Committee	$8,750
Nominating and Corporate Governance and Compliance Committees	$7,500

2019 Proxy Statement  |  PRA Group    7

Our Board and its Committees

Our non-employee directors received the following compensation for service during 2018:

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Total
Vikram A. Atal	$101,250	$119,966		$221,216
Marjorie Connelly	$85,937	$119,966	(2)	$205,903
John H. Fain	$91,875	$119,966		$211,841
Penelope W. Kyle	$86,250	$119,966		$206,216
James A. Nussle	$86,250	$119,966		$206,216
Geir L. Olsen	$72,500	$119,966		$192,466
Scott M. Tabakin	$98,125	$119,966		$218,091
Lance L. Weaver	$101,562	$119,966		$221,528

(1)

Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of unvested shares granted by the closing price of the Company’s common stock on the grant dates which was the date of the 2018 Annual Meeting. The actual amount of compensation realized by a director will depend upon the market price of the Company’s common stock on the vesting date.

(2)	Ms. Connelly was appointed to the Board effective January 1, 2018 and received a prorated equity award valued at $49,984 on the grant date for her service before the 2018 Annual Meeting.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. The Company offers no retirement benefits or perquisites to directors. The Company maintains policies of directors’ and officers’ liability insurance covering all directors.

Mr. Fredrickson, who serves as the Executive Chairman of the Board and is not an executive officer of the Company, does not receive compensation for his service as a director. However, Mr. Fredrickson receives compensation from the Company consistent with the terms of the First Amended Executive Chairman Agreement dated May 18, 2018. This Agreement, which expires December 31, 2019, provides for a base salary of $600,000 and a target bonus of $650,000. For 2018, the Compensation Committee approved a cash bonus for Mr. Fredrickson under the Company’s 2018 Annual Bonus Plan of $585,000, which was 90% of target, and equity awards valued at $1,500,000 on the date of grant, with terms consistent with those described under “LTIP Awards” on page 27 of this Proxy Statement.

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that apply to each non-employee director, which requires beneficial ownership by each non-employee director of shares of the Company’s common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2019, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

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Proposal 1: Election Of Directors

Our Board currently consists of 11 members. Our Certificate of Incorporation provides that our Board shall be divided into three classes with each class consisting of approximately one-third of the total number of directors. Each director serves a three-year term or, if earlier, until the director’s resignation, death or removal, and one class of directors is eligible for election at each annual meeting of stockholders. Nominees for director that receive the affirmative votes of a plurality of shares represented and voting in person or by proxy at the Annual Meeting will be elected.

The Nominating and Corporate Governance Committee recommended to the Board that John H. Fain, Geir L. Olsen, and Kevin P. Stevenson be nominated for election to the Board to serve until the 2022 Annual Meeting of Stockholders. Any nominee for director who receives a greater number of votes withheld than votes for the director’s election must tender the director’s resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then consider the best interests of the Company and its stockholders and will recommend to the full Board what action should be taken with respect to the tendered resignation.

Messrs. Fain, Olsen and Stevenson have each consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board or the Board may reduce the number of directors. If the Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

The Company did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

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Proposal 1: Election of Directors

Director Nominees – Three-Year Terms Expiring at the 2022 Annual Meeting of Stockholders

JOHN H. FAIN Age: 70 Director Since 2010 Committees: Compensation (Chair), Nominating and Corporate Governance

Mr. Fain has decades of business management experience, including service as the President and CEO of Metro Information Services, Inc. (“Metro”), an information technology consulting services firm that Mr. Fain cofounded that went public in 1997 and subsequently merged with Keane, Inc. in 2001. Mr. Fain retired from Keane in 2002.

Director Qualifications:

Mr. Fain’s insight concerning the use of information technology strategies in large companies, his operational and financial expertise and his experience as a CEO and director of a public company qualify him to serve on the Board.

GEIR L. OLSEN Age: 46 Director Since 2016 Committees: Compliance

Mr. Olsen was the CEO and a board member of Aktiv Kapital, AS, a leading European consumer debt purchaser, from September 2011 until its acquisition by the Company in 2014. From August 2014 until January 2016, Mr. Olsen served as the CEO of PRA Group Europe. Prior to Aktiv Kapital, Mr. Olsen held various leadership roles in sales, marketing and strategy with Cisco Systems and Tandberg, a Norwegian company that Cisco acquired in 2010. He also advised financial services and technology companies as a consultant at McKinsey & Company for five years prior to joining Tandberg. In 2013, Mr. Olsen cofounded Ubon Partners, an investment company focused on early stage companies in technology and financial services, and was a partner until December 2018. He is currently a member of the board of directors of Avida Finans, a diversified lender in the Nordic region, Molo Finance, a digital mortgage lender based in the U.K., and Andenes Investments, a private investment company focused on financial services companies.

Director Qualifications:

Mr. Olsen’s qualifications as a director include an in-depth understanding of the European consumer finance and debt purchase markets, and experience in using technology to transform businesses.

KEVIN P. STEVENSON Age: 55 Director Since 2015 Committees: None

Mr. Stevenson has served as the Company’s President and CEO since June 1, 2017. From August 2015 to June 1, 2017, he served as the Company’s President and Chief Administrative Officer and from 2002 to August 2015, Mr. Stevenson served as the Company’s Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary. Prior to co-founding the Company with Mr. Fredrickson in 1996, Mr. Stevenson held various positions with Household Recovery Services (“HRSC”), including Controller, and Household Bank, where he served as the controller of a regional processing center and also managed the collections, technology, research and ATM departments. While at Household Bank, he participated in numerous bank and branch acquisitions as well as divestitures. Mr. Stevenson is a certified public accountant (inactive).

Director Qualifications:

Mr. Stevenson’s qualifications to serve on the Board include his deep Company and industry knowledge and strong financial acumen.

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Proposal 1: Election of Directors

Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders

DANIELLE M. BROWN Age: 48 Director Since 2019 Committees: Audit, Compliance

Ms. Brown was elected as a Director of the Company on January 3, 2019. Brown is a certified Lean Six Sigma Black Belt with over 20 years of experience in global technology services. Since November 2016, she has served as the Chief Information Officer (“CIO”) for Brunswick Corporation (NYSE), a global manufacturer and marketer of recreation products (“Brunswick”). Prior to her role at Brunswick, Brown served for 16 years in roles of increasing responsibility with DuPont Corporation (NYSE), including CIO for Global Business and head of global transformation and productivity. During her time at DuPont, Brown was also head of global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

Director Qualifications:

Ms. Brown’s experiences, including her tenure as CIO of two large, publicly traded and global companies, provide her with a comprehensive understanding of the complex issues facing public companies and qualify her to serve on the Board.

MARJORIE M. CONNELLY Age: 57 Director Since 2018 Committees: Audit (Chair), Compensation

Ms. Connelly was elected as a Director of the Company on January 1, 2018, and served previously on the Company’s Board from 2013 to 2014. She has almost 30 years of experience in financial services. From November 2014 to December 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation, a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Services in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer.

Director Qualifications:

Ms. Connelly’s qualifications to serve on the Board include her extensive experience in the financial services industry with publicly-traded, global companies.

JAMES A. NUSSLE Age: 58 Director Since 2013 Committees: Compensation, Nominating and Corporate Governance (Chair)

Mr. Nussle has served as President and CEO of the Credit Union National Association since September 2014. Mr. Nussle has also served on the board of trustees of Thrivent Financial Mutual Funds since 2011 and is an industry advisor to a private equity firm, Avista Capital Partners. Prior to his private sector career, Mr. Nussle served extensively in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007 and was selected by President George W. Bush in 2007 to serve as the Director of the Office of Management and Budget. Mr. Nussle’s career also includes four years as an elected prosecuting attorney in Iowa and the private practice of law in Iowa.

Director Qualifications:

In addition to his industry experience, Mr. Nussle’s legal background and significant experience interacting with regulators qualify him to serve on the Board.

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Proposal 1: Election of Directors

SCOTT M. TABAKIN Age: 60 Director Since 2004 Committees: Audit, Compensation

Mr. Tabakin is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has more than 35 years of public company and healthcare industry experience, which includes service as

Executive Vice President and CFO of Value Options, Inc. (now Beacon Health Options, Inc.); Executive Vice President and CFO of Bravo Health, Inc.; Executive Vice President and CFO of AMERIGROUP Corporation (NYSE); Executive Vice President and CFO of Beverly Enterprises, Inc. (NYSE); and as an executive with Ernst & Young LLP.

Director Qualifications:

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on the Board.

Directors with Terms Expiring at the 2021 Annual Meeting of Stockholders

VIKRAM A. ATAL Age: 63 Director Since 2015 Committees: Audit, Compliance (Chair)

Mr. Atal has served as President of Atal Advisers, LLC since February 2013, when he formed the business and strategy consulting firm. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping Citi as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts against Citi’s high-risk consumer portfolio through the financial crisis; Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America; leadership of partnership programs for Citi Cards, serving as CFO of Citi’s U.S. cards franchise and overseeing SEC, regulatory and business financial reporting for Citicorp. In October 2017, Mr. Atal became a member of the board of directors of Goldman Sachs Bank USA.

Director Qualifications:

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on the Board.

STEVEN D. FREDRICKSON Age: 59 Director Since 2002 Committees: None

Mr. Fredrickson has served as the Company’s Executive Chairman since June 2017 and was Chairman and CEO from 2002 until June 2017. He also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996 with Mr. Stevenson, Mr. Fredrickson held various leadership roles with HRSC Portfolio Services and Household Commercial Financial Services groups and specialized in corporate and real estate workouts at Continental Bank of Chicago.

Director Qualifications:

Mr. Fredrickson’s leadership of the Company, in his current role as Executive Chairman and in his former role as Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on the Board.

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Proposal 1: Election of Directors

PENELOPE W. KYLE Age: 71 Director Since 2005 Committees: Compliance, Nominating and Corporate Governance

Ms. Kyle has been President Emeritus of Radford University since July 2016, when she retired after serving more than 11 years as its first female President. Prior to her appointment as President of Radford University on June 1, 2005, Ms. Kyle served in various leadership roles in law, business and government, including as the first female Executive Director of the Virginia Lottery, for 13 years in a variety of legal and executive positions with CSX Corporation (NYSE) culminating in her becoming the company’s first female officer and as an attorney with McGuireWoods LLP. Ms. Kyle previously served as a director of Cornerstone Realty Income Trust, Inc. (NYSE), where she was a member of the compensation committee and chair of the audit committee.

Director Qualifications:

Ms. Kyle’s extensive leadership roles in law, business, and government, and particularly her role as a former chief executive of a public university, provide her with the requisite management experience and business expertise to serve on our Board.

LANCE L. WEAVER Age: 64 Director Since 2015 Committees: Compensation

Mr. Weaver is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Total System Services and Apollo Capital, and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, Mr. Weaver’s experience includes serving as President of EMEA Card Services for Bank of America; service on the senior management team of MBNA Corporation for 15 years, and executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank. Since November 2017, Mr. Weaver has served on the board of directors of Internap Corporation (Nasdaq), a leading provider of high-performance data center services including high-density colocation and value-added services such as managed hosting, cloud and network connectivity. He currently serves on Internap’s compensation committee.

Director Qualifications:

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations qualify him to serve on the Board of Directors.

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Proposal 2: Ratification of Appointment of Independent Auditor

The Audit Committee is responsible for the engagement, compensation and oversight of the Company’s independent registered public accounting firm. As ratified by stockholders at the 2018 Annual Meeting, the Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2018. KPMG has served as the Company’s independent registered public accounting firm since 2007.

In evaluating the performance and considering the engagement of KPMG, including whether to rotate firms, the Audit Committee considers various factors, including KPMG’s capability and expertise in handling the scope and complexity of our audit, information related to audit effectiveness, the professionalism of KPMG’s team, the current level and quality of service, fees, and the potential impact of changing firms. The Audit Committee is directly involved in the selection of the lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner. Based on these factors, the Audit Committee determined that the continued engagement of KPMG as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Although not required to do so, the Board is submitting the appointment of KPMG for ratification by the Company’s stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if our stockholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

Fees Paid to KPMG

KPMG served as the Company’s independent registered public accounting firm with respect to the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting for the year ended December 31, 2018. The following table sets forth the fees billed or expected to be billed by KPMG for audit and other services for the years ended December 31, 2017 and 2018.

Service	2017	2018
Audit Fees(1)	$3,197,851	$3,984,325
Audit-Related Fees(2)	$13,904	$67,369
Tax Fees	$0	$0
All Other Fees(3)	$26,160	$18,759
Total	$3,237,915	$4,070,453

(1)

Audit Fees relate primarily to the audits of the Company’s annual consolidated financial statements and effectiveness of the Company’s internal control over financial reporting and reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Audit-Related Fees relate primarily to accounting consultations and services required for compliance certificates in Europe.
(3)	All Other Fees relate to assistance with XBRL tagging and liquidation services.

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Proposal 2: Ratification of Appointment of Independent Auditor

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by KPMG. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2018, all audit, audit-related and permissible non-audit services provided by KPMG were pre-approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provision of these services by KPMG and has determined that the services are compatible with KPMG maintaining its independence.

Responsibilities

The Audit Committee’s written charter, adopted by the Board of Directors, outlines the Committee’s organization, meeting protocol, and responsibilities. The Committee reviews the charter annually and recommends amendments as necessary to the Board for its approval. In carrying out its responsibilities, the Audit Committee meets regularly, together with management, the internal auditor, and KPMG. During these meetings, the Committee reviews and discusses draft financial statements and earnings releases, significant accounting and financial reporting matters, and the results of internal and external audit work. The Committee also meets in periodic executive sessions with KPMG to discuss the overall quality of the Company’s financial reporting and any other matters as appropriate. Additionally, the Audit Committee meets in periodic executive sessions with each of the Chief Financial Officer and the head of the Company’s internal audit department.

The Audit Committee relies on the knowledge and expertise of management and KPMG in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s consolidated financial statements, maintaining adequate internal control over financial reporting, and assessing the effectiveness of the Company’s internal control over financial reporting. KPMG is responsible for conducting independent audits of the Company’s consolidated financial statements and internal and control over financial reporting, and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these activities, including discussing with KPMG the scope of, plans for, and results of the annual audit. The Audit Committee is also responsible for oversight of the internal audit function, including its charter, audit plan, budget, performance, and activities.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting and internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and KPMG the Company’s 2018 audited financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with KPMG the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, including matters relating to the conduct of the audit of the Company’s financial statements as well as the quality and reasonableness of the Company’s critical accounting policies and estimates, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee

Scott M. Tabakin, Chair

Vikram A. Atal

Marjorie M. Connelly

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Executive Officers

Name and Position	Age as of March 31, 2019	Background and Experience
Kevin P. Stevenson President and Chief Executive Officer	55	See the biographical information for Mr. Stevenson under “Director Nominees – Three-Year Terms Expiring at the 2022 Annual Meeting” on page 22 of this Proxy Statement.
Peter M. Graham Executive Vice President and Chief Financial Officer	53

Mr. Graham has served as the Company’s Executive Vice President and CFO since August 2016. From 2010 until August 2016, Mr. Graham held various positions of increasing responsibility with GE Capital, including CFO for GE Commercial Distribution Finance from 2014 to 2015 and CFO for GE Capital Markets from 2010 to 2014. From 1992-2002, Mr. Graham was an audit executive with KPMG LLP.

Christopher B. Graves Executive Vice President, Americas	50

Mr. Graves has served as Executive Vice President, Americas since March 2018. He joined the Company in 2006 as Vice President of Portfolio Acquisitions and served in that position until 2009 when he became Senior Vice President of Core Acquisitions. In August 2015, Mr. Graves became Executive Vice President, Americas Core, a position he held until March 2018.

Christopher D. Lagow Senior Vice President, General Counsel and Assistant Secretary	45

Mr. Lagow has served as the Company’s Senior Vice President and General Counsel since January 2016. He joined the Company in 2006 as the U.S. Counsel and served in that role until he became Deputy General Counsel in January 2014, a position he held until January 2016.

Steven C. Roberts Executive Vice President, Europe and Corporate Development	57

Mr. Roberts has served as Executive Vice President, Europe and Corporate Development since June 2018. Mr. Roberts joined the Company as President, Business and Government Services in November 2012 and served in that position until November 2015 when he became Chief Strategy and Business Development Officer, a position he held until June 2018.

Martin Sjölund President, PRA Group Europe	46

Mr. Sjölund has served as President of PRA Group Europe since June 2018. Mr. Sjölund served as Director-Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with the Company until November 2015 when he was appointed Chief Operating Officer – Europe, a position held until June 2018.

Laura B. White Chief Compliance Officer	48

Ms. White has served as the Company’s Chief Compliance Officer since April 2014. Prior to joining the Company, Ms. White served as the Chief Risk and Compliance Officer, Americas Zone for Allianz Global Assistance from 2010 to 2014.

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Proposal 3: Approval of NEO Compensation

Pursuant to Section 14A of the Exchange Act, the Company’s stockholders are being asked to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement. This vote provides stockholders with the opportunity to express their views on the compensation of our NEOs.

An objective of the Company is to retain highly qualified and talented executives and to provide appropriate incentives to encourage their high performance, which creates value for the Company’s stockholders. As described in detail in this Proxy Statement, the Company seeks to closely align the interests of its NEOs with the interests of its stockholders and appropriately reward performance while discouraging unnecessary or excessive risk-taking. A vote on Proposal 3 will not approve any specific item of compensation, but rather the overall compensation of the Company’s NEOs. Accordingly, stockholders are asked to cast their votes “FOR” Proposal 3 to indicate their support for the Company’s compensation of its NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables and narrative.

This vote is not binding on the Company, the Board or the Compensation Committee. However, it will provide information to the Company, the Board and the Compensation Committee regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2019 and beyond. The Compensation Committee values the opinions of its stockholders and will take into consideration any concerns they may raise (in the event there is any significant vote against the executive officer compensation as described in this Proxy Statement) when making future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Executive Compensation

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to the following NEOs:

Kevin P. Stevenson

President and Chief Executive Officer
Peter M. Graham

Executive Vice President and Chief Financial Officer
Christopher B. Graves

Executive Vice President, Americas
Steven C. Roberts

Executive Vice President, Europe and Corporate Development
Christopher D. Lagow

Senior Vice President, General Counsel and Assistant Secretary

Our Mission and Strategy

We deliver nonperforming loan solutions to clients and customers in a respectful, ethical way using data and analytics to guide business decisions that drive a long-term focus on success and customer care by: Improving Operational Efficiencies and Effectiveness; Developing Customer Engagement & Experience; Capitalizing on Market Potential; Investing in People, Culture & Brand; and Delivering Results, while demonstrating our core values of:

•	Committed to doing our best work;

•	Accountable for our actions;

•	Respectful in our interactions;

•	Ethical in every situation; and

•	Successful because we work together as a team.

2018 Business Performance

Our key financial metrics for 2018 included: cash collections, cash efficiency, net operating income, and net income, as well as delivery on strategic goals.

We delivered record cash collections across PRA, which consisted of records in both Americas Core and Europe Core.

•	Cash collections were $1.63 billion, an increase of $112.6 million or 7%, compared to $1.51 billion in 2017, led by increases of 10% in Americas Core and 9% in Europe Core.

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Executive Compensation

•	The increase in Americas Core was the result of record investment levels in Americas Core in 2017 and 2018, as well as an increase in the number of collectors domestically.

•	The increase in Europe Core was the result of solid investment levels in the fourth quarter of 2017.

Our cash efficiency ratio (cash receipts less operating expenses, divided by cash receipts) decreased from 60.8% in 2017 to 58.0% in 2018. The decline in the cash efficiency ratio was impacted significantly by our decision to increase the investment in the legal collections channel in the U.S. Our decision to increase our investment in the legal collections channel was driven by changes in the nature of accounts purchased, the regulatory environment and consumer behavior. In the short term, the increased investment in the legal collection channel results in expenses preceding collections and revenue, but we believe the increased investment will create positive long-term results.

Net operating income and net income were also impacted negatively by our investment in the legal collections channel in the U.S.

•

Net income in 2018 was positively impacted by selling a controlling interest in our Brazilian servicing platform, which resulted in a pre-tax gain of $26.6 million. We believe the transaction strengthened our position in Brazil and increased our earnings potential, as we retained a majority stake in the portfolios and a minority stake in the collections platform.

•

Net income in 2017 included the positive impact of a $73.8 million net after-tax benefit as a result of the Tax Cuts and Jobs Act enacted in late 2017 and a combined pre-tax gain of $48.5 million on the sale of our government services business and PRA Location Services, LLC.

Strategic Goals

Key accomplishments in 2018 included the following:

Investment in Portfolios – We invested in record levels of portfolios, excluding the year we purchased Aktiv Kapital. Portfolio acquisitions increased 1% to $1.12 billion, surpassing $1.11 billion portfolio acquisitions in 2017, including record investment in Americas Core of $657.1 million, which followed a record year in 2017.

Compliance – We believe we have one of the industry leading compliance programs in the U.S., the most heavily regulated nonperforming loan purchasing market in the world. We utilize this compliance program as a guide when building programs outside of the U.S. while maintaining a focus on the customer journey to recovery.

Digital Collection Development – Digital collections in the U.S. doubled in 2018 as a result of our investment in that channel. We are now building on that success and rolling out improved payment sites across Europe. We improved digital services in the United Kingdom and launched digital capabilities in three of our European markets – Germany, Poland and Spain.

Strategic Relationships – We are focused on building relationships on a global basis which has been positively received, particularly with sellers who value our compliance program.

Government Relations Outreach – We have significantly increased our government relations outreach by adding new talent and meeting with regulators and legislators regarding topics that impact the nonperforming loan purchasing industry.

2018 Incentive Payments

Based on the evaluation of our achievement of the financial metrics and strategic goals discussed above, the Compensation Committee approved cash payouts for NEOs under our 2018 Annual Bonus Plan below target at 92%. The performance components of our annual long-term incentive program (“LTIP”) performance stock unit award (“PSU”), which consisted of return on equity (“ROE”) and total stockholder return (“TSR”), for the 3-year measurement period ended December 31, 2018 (the “2016 LTIP”), resulted in 0% payout.

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Executive Compensation

Pay-for-Performance Alignment

•	Total realized pay for our CEO was, on average, 61% of target during the period from 2016 through 2018. Total incentive compensation for our CEO during this period was 52% of target.

•	The year-by-year breakdown was 54% of target in 2016, 70% of target in 2017 and 60% of target in 2018.

•	Salary reflects salary for the individual serving as CEO at year-end of each respective year (Mr. Fredrickson in 2016 and Mr. Stevenson in 2017 and 2018).

•	Bonus reflects the payout for the individual serving as CEO at year-end of each respective year for the respective year’s performance.

•

Mr. Fredrickson’s annual LTIP vestings were used for 2016 and 2017 as the vested LTIP awards were granted while he served as CEO. Mr. Fredrickson’s LTIP target was used in 2016, when he received the annual grant as CEO. Mr. Stevenson’s LTIP target was used in 2017 and 2018 when he received the annual grant as CEO.

•

In 2014, Mr. Fredrickson received a grant of RSUs with a grant date value of $1 million in consideration for extending his employment agreement for three years. The realization of this grant is shown in 2017 when the grant vested.

•	During the period from 2016 through 2018, cash bonuses for our NEOs paid out on average 70% of target, with all three years reflecting below target payouts.

•	Average annual bonus plan payouts were 49% of target for 2016, 73% of target for 2017 and 92% of target for 2018.

•

Although average annual bonus plan payouts increased from 2017 to 2018, total realized pay decreased as a result of LTIP payouts decreasing year-over-year (see below), which the Compensation Committee considered when determining bonus payouts.

•

Our LTIP, which is designed to closely align the interests of our NEOs with those of our stockholders and our performance, saw no payouts for either the ROE component or the TSR component of our 2016 LTIP.

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Executive Compensation

•

The payout for the ROE component of the 2016 LTIP was 0%. For comparison, the payout was 40% for the ROE component of the LTIP for the 3-year measurement period ended December 31, 2017 (the “2015 LTIP”) and the payout was 91% for the ROE component of the LTIP for the 3-year measurement period ended December 31, 2016 (the “2014 LTIP”).

•	Payouts were 0% for the TSR component of the 2014, 2015 and 2016 LTIPs.

Philosophy and Objectives of Our Executive Compensation Program

Our compensation philosophy and the objectives of our executive compensation program include:

•	aligning pay with performance;

•	creating commonality of interest between management and stockholders by tying realized compensation to changes in stockholder value;

•	maintaining an appropriate pay mix, with an emphasis on performance-based pay and long-term incentive compensation;

•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;

•	driving the attainment of the Company’s short- and long-term financial and strategic objectives;

•	attracting, retaining and motivating highly skilled executives; and

•	focusing on strong governance, applicable regulatory requirements and risk management practices.

Our executive compensation philosophy and program take into consideration the Company’s overall performance against its short- and long-term financial and strategic objectives while maximizing the financial efficiency of the overall program from tax, accounting, and cash flow perspectives.

Decision-Making: Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for approving all compensation for our executive officers. Although the Compensation Committee considers the CEO’s recommendations, the Compensation Committee evaluates independently the CEO’s recommendations and makes all final compensation decisions within the parameters of its compensation philosophy. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including salary, annual bonus and long-term equity incentives;

•	reviewing and approving corporate and individual performance goals and objectives for the Company’s incentive compensation plans;

•	evaluating individual performance considering these goals and objectives;

•	considering any adverse compliance issues when making pay decisions;

•	approving changes to each NEO’s total compensation; and

•	overseeing employment agreements, including the renewal process.

The Compensation Committee is supported in its work by FW Cook, its independent executive compensation consultant, the CEO (where appropriate), and other members of management.

Decision-Making: Role of the Chief Executive Officer

At the Compensation Committee’s request, our CEO attends portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While he does not participate in any deliberations relating to his own compensation, he shares his assessment of the performance of the other executive officers with the Compensation Committee. Based on his assessment and the Company’s

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Executive Compensation

overall performance and the performance of the other executive officers, our CEO makes recommendations to the Compensation Committee on certain compensation decisions. The Compensation Committee considers the CEO’s recommendations, as well as data and analyses provided by FW Cook (and to a lesser extent, the other members of management), but retains full discretion to approve, or recommend for the independent members of our Board to approve, all executive compensation.

Decision-Making: Role of the Compensation Consultant

FW Cook is the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may replace FW Cook or hire additional consultants at any time and retains sole authority to hire any compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.

A representative of FW Cook attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. FW Cook provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2018, FW Cook performed the following key services for the Compensation Committee:

•	provided an analysis of each NEO’s compensation compared to our Compensation Peer Group and other survey data;

•	reviewed and provided recommendations to the Compensation Committee on our Compensation Peer Group;

•	provided a competitive evaluation of share usage, dilution, and fair value transfer compared to our Compensation Peer Group;

•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;

•	reviewed and provided input on materials for Compensation Committee meetings;

•	reviewed and provided advice on executive compensation philosophy, strategy, practices and policies;

•	reviewed the incentive compensation plans in which our NEOs participate;

•	completed a risk analysis of the Company’s incentive compensation plans; and

•	provided a review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

FW Cook provided no other services to the Company or the Committee during 2018. The Committee has assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and has determined that no known conflict of interest exists that prevents FW Cook from serving as an independent compensation consultant to the Compensation Committee.

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Key Features of our Executive Compensation Program

What We Do

Most NEO total compensation is performance-based and salary comprises a modest portion of each NEO’s overall compensation.

We target total direct compensation at the market median (50th percentile) of our Compensation Peer Group; we use median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance.

A portion of executives’ target compensation is earned based on PRA’s relative stock performance against the Global Industry Classification Standard (GICS) group of publicly traded consumer finance companies.

The Compensation Committee reserves the right to pay cash bonuses in equity in the event that an NEO has not made significant progress towards meeting established guidelines.

We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

Our Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant.

We have adopted “double trigger” vesting for time-based equity awards following a change in control. Our NEOs are not entitled to accelerated vesting of their equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death.

We maintain strong restrictive covenants in our employment agreements for our NEOs and obtain enhanced restrictive covenants in connection with our equity grants.

We have stock ownership guidelines for our CEO at five times salary, three times salary for our CFO and other executives designated as NEOs in the Company’s most recent proxy statement and one times salary for all other executive officers.

We reserve the right to clawback in the event of negative financial restatements. Our award agreements and Annual Bonus Plan provide that the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award and any benefits derived from that award.

What We Don’t Do

We believe that neither the design of our compensation programs nor the individual elements of our compensation programs encourage our employees, including our NEOs, to take unnecessary risk or excessive risks. The Compensation Committee annually reviews and approves our compensation strategy and programs and assesses the risks of these programs. This work is done to reduce the likelihood that any risks arising from our compensation programs will have material adverse effect on the Company, in either the short- or the long-term.

We do not base incentive compensation on a single performance metric, and we do not have guaranteed minimum payouts.

We do not provide across-the-board salary increases for our executives. Our Compensation Committee evaluates total compensation for all executives and only adjusts salary when necessary to reflect changes in the executive’s responsibilities or in market conditions.

We do not provide our NEOs with excise tax gross-ups.

We generally do not provide our executive officers with perquisites or other personal benefits.

We do not offer any nonqualified deferred-compensation plans or arrangements to our executive officers.

We do not allow hedging or pledging of Company securities.

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Executive Compensation

2018 Executive Compensation Highlights

At the 2018 Annual Meeting, our stockholders approved by 91% of the votes cast, on a non-binding advisory basis, the compensation of our NEOs. In light of the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2018 executive compensation program for our NEOs.

The Compensation Committee believes that our executive compensation program and performance incentives in place in 2018, as more fully described herein, reflect the Company’s financial and strategic objectives. The total compensation paid to our NEOs in 2018 reflects the Compensation Committee’s commitment to aligning pay with performance. With input from FW Cook, the Compensation Committee took the following 2018 executive compensation actions:

•	approved the 2018 Annual Bonus Program and LTIP designs;

•	considering the market median, Company and individual performance, expected future contributions, and executive retention, approved the Company’s 2018 executive compensation program, including salary increases for Messrs. Graves, Roberts and Lagow; target bonus increases for Messrs. Graves and Lagow; no increases to LTIP targets for any NEO; and no increases to CEO target pay in 2018;

•	approved the payment of 2018 cash bonuses at 92% of target on average for all NEOs; and

•	certified both TSR and ROE performance at 0% for the 2016 LTIP.

2018 Compensation Peer Group
Credit Acceptance Corp.
CSG Systems International
Encore Capital Group, Inc.
Fair Isaac Corp.
FirstCash, Inc.
Green Dot Corp.
HMS Holdings Corp.
KCG Holdings, Inc.
MGIC Investment Corp.
MSCI Inc.
Ocwen Financial Corp.
SEI Investments Company
Walker & Dunlop
WEX Inc.
World Acceptance Corp.

Use of Competitive Data

To maintain the competitiveness of our executive compensation program, the Compensation Committee believes that it is appropriate to establish compensation levels based on benchmarking, as well as information regarding pay practices at comparable companies. Accordingly, the Compensation Committee engaged FW Cook to review and make recommendations relating to the companies included in our 2018 Compensation Peer Group identified above. The Compensation Committee believes the Compensation Peer Group reflects the companies that most closely correlate with us in terms of size and business model and, therefore, include primarily companies in the consumer and specialty finance and data processing industries. The companies included in the Compensation Peer Group are comparable to the Company based on various metrics, including net income, market capitalization and complexity of operations. Revenue is taken into consideration, but not as heavily as the other metrics listed, as not all our cash receipts are represented in our revenue. A significant portion of our cash receipts is recorded as a reduction of principal on finance receivables amortization, rather than as revenue.

We target NEO total direct compensation at approximately the median of our Compensation Peer Group. Actual cash compensation may be above or below the median based on actual performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance.

With respect to our 2018 Compensation Peer Group, the Compensation Committee, based on the recommendation of FW Cook, approved the removal of Total Systems Services, due to its large revenue and market and the addition of Walker & Dunlop as a size-appropriate company that meets multiple screening criteria and operates in a comparable industry.

In addition to Compensation Peer Group data, the Compensation Committee reviews, but does not place as much emphasis on, financial services compensation survey data reported by the compensation consulting firm of

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Executive Compensation

Willis Towers Watson. The primary focus on the Compensation Peer Group data relates to more direct matches in terms of company size and business mix. The Compensation Committee uses this data to ascertain the competitive market for our NEOs, to determine whether the Company’s compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and Company performance. As a part of this process, FW Cook measures target and actual pay levels for the Company and the Compensation Peer Group within each component of our total direct compensation and in the aggregate. FW Cook also reviews the mix of our executive direct compensation components with respect to fixed versus variable, short-term versus long-term and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use.

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

Decisions For 2018

The following section contains information on the Compensation Committee’s decisions with respect to our NEOs on the various direct compensation components for 2018 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The tables included in this section are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found on page 33.

2018 Executive Compensation Elements

Description	Base Salary	Annual Bonus	Performance-Based Restricted Stock Units (PSUs)	Restricted Stock Units (RSU’s)
Form of Compensation	Cash		Equity
	Fixed	Performance-Based		Fixed
Performance Timing	Short-Term		Long-Term
Measurement Period	Ongoing	1-Year	3-Years
Key Performance Metrics		Financial and Strategic Objectives	Relative TSR; Adjusted EBITDA

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Executive Compensation

Salary

We pay salaries in order to provide our NEOs with a reasonable level of fixed short-term compensation. Salary levels are typically reviewed at least annually by the Compensation Committee and adjusted as appropriate. Adjustments generally consist of merit increases, promotions or changes in responsibilities, or market adjustments. Salaries are determined on an individual basis. When determining any salary increases, the Compensation Committee considers an individual’s total direct compensation, his or her performance, Company performance, comparative peer and market compensation data, internal pay equity, and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives, and retention concerns.

Named Executive Officer	2018 Salary(1)	2017 Salary(1)	Percentage Increase/Decrease from 2017
Kevin P. Stevenson	$900,000	$900,000	0.0%
Peter M. Graham	$450,000	$450,000	0.0%
Christopher B. Graves	$450,000	$440,000	2.3%
Steven C. Roberts	$450,000	$400,000	12.5%
Christopher D. Lagow	$350,000	$300,000	16.7%

(1)	Reflects final 2017 salary and final 2018 salary.

Effective June 4, 2018, Mr. Roberts assumed additional responsibility for shared oversight of our European operations along with the President of PRA Group Europe. Mr. Roberts’ salary increase reflects these expanded duties. In 2018, Messrs. Graves and Lagow received merit increase adjustments to their salaries based on individual performance, salary market positioning relative to peers and internal pay equity, as appropriate.

Annual Bonus Plan

Each year, the Compensation Committee establishes one or more metrics that it will use to measure Company performance for the annual bonus plan. The Compensation Committee believes that over-reliance on a narrow set of fixed financial measures for determination of the annual bonus is not in the best interest of stockholders, as it may result in short-term trade-off decisions not focused on driving future growth. Financial performance, measured on a series of financial measures as well as strategic and qualitative factors, determines the size of the bonus pool. Actual bonus awards are based on Company performance versus financial measures as well as individual contribution and performance.

Named Executive Officer	2018 Bonus Paid	2018 Bonus Target	Bonus Paid as a % of Target
Kevin P. Stevenson	$810,000	$900,000	90%
Peter M. Graham	$405,000	$450,000	90%
Christopher B. Graves	$405,000	$450,000	90%
Steven C. Roberts	$465,000	$450,000	103%
Christopher D. Lagow	$225,000	$250,000	90%

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The Compensation Committee considered the financial results under “2018 Business Performance” and the following operational results when determining bonus payments under the 2018 Annul Bonus Plan:

•	portfolio investment and new call centers drove record cash collection in U.S. call centers;

•	record portfolio investment in Americas Core of $657.1 million;

•	digital collections doubled since 2017;

•	record cash collections in Europe;

•	impact of increased investment in our legal collections channel in 2018; and

•	net cash proceeds of $40 million on sale of a majority stake in the RCB Investimentos S.A. nonperforming loan servicing platform, including an approximate $27 million pretax gain.

Bonus payments for NEOs were paid at 90% of target, except for Mr. Roberts, who received 103% of his bonus target in recognition of his individual performance relating to corporate development and the oversight of European operations.

LTIP Awards

LTIP awards to our NEOs are a mix of PSUs and RSUs consistent with competitive practice. LTIP award amounts are established by reviewing prior year performance, potential future contributions, retention considerations and comparative peer and market compensation data for each NEO’s position in the Compensation Peer Group. LTIP awards are made under our 2013 Omnibus Incentive Plan (“Equity Plan”).

In 2018, we modified our LTIP design by making the following changes:

•	changed our mix of 2/3 performance-based awards (PSUs) and 1/3 time-based awards (RSUs) to 60% PSUs and 40% RSUs;

•

changed the relative TSR measurement group(s) from our Compensation Peer Group and the Nasdaq Composite Index to the Consumer Finance GICS group, which we believe is a more appropriate peer group, with a stronger correlation to PRA than a broad index; and

•

removed ROE as a PSU metric and replaced it with Adjusted EBITDA, which we believe is a more appropriate measurement for our core business. EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. “Adjusted EBITDA” is EBITDA further adjusted to exclude portfolio amortization excluding allowance charges, adjusted to neutralize foreign exchange and merger and acquisitions costs/gains/losses.

As a result of the design changes discussed above, our 2018 LTIP consists of the following:

•	an Adjusted EBITDA component (30%, performance based), which the Compensation Committee believes helps evaluate the sustained profitability of the Company, is based on the extent that the Company achieves a three-year cumulative Adjusted EBITDA goal over the 2018-2020 performance period;

Named Executive Officer	2018 LTIP Award (1)	2017 LTIP Award	Percentage Increase/Decrease from 2017
Kevin P. Stevenson	$2,200,000	$2,200,000	0%
Peter M. Graham	$500,000	$500,000	0%
Christopher B. Graves	$500,000	$500,000	0%
Steven C. Roberts(2)	$450,000	$400,000	12.5%
Christopher D. Lagow	$270,000	$270,000	0%

(1)

Messrs. Graham, Graves, Roberts, and Lagow also received a retention grant of RSUs in connection with the execution of their new employment agreements. This grant is not included in total direct compensation as it is not considered an annual recurring award and, therefore, not part of year-over-year compensation.

(2)

Mr. Roberts received an additional RSU award that is included in his 2018 LTIP Award amount in recognition of his additional responsibility of the oversight of our European operations, supporting the President of PRA Group Europe.

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Executive Compensation

•

a TSR component (30%, performance based), which aligns NEOs’ interests with stockholder interests, is based upon the Company’s achievement of relative TSR calculated over the 2018-2020 performance period using a comparator group of companies that are part of the Consumer Finance GICS group; and

•	an RSU component (40%, time based) grant vests ratably over three years and is aimed at retaining high caliber executives and rewarding them for past performance.

•	Both the TSR and Adjusted EBITDA components are independent of each other and awards can be earned for either component based on the requirements for the component.

2018-2020 Adjusted EBITDA(1)		2018-2020 Relative TSR(1)
Performance vs. Target	Target Shares Earned (%)	Value	Target Shares Earned (%)
Less than 80%	0	Below 35th percentile	0
90%	50	35th percentile	50
100%	100	50th percentile	100
110%	150	65th percentile	150
120% or more	200	80th percentile or more	200

Linear interpolation is performed to determine Target Shares Earned between Values.

Outstanding Performance Share Awards

During 2018, our NEOs had three tranches (award years 2016-2018) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Measure	Performance Period	Percent Achievement
2016	ROE	2016-2018 (3 years)	0%
	TSR	2016-2018 (3 years)	0%
2017	ROE	2017-2019 (3 years)	To be determined by March 31, 2020
	TSR	2017-2019 (3 years)	To be determined by March 31, 2020
2018	Adjusted EBITDA	2018-2020 (3 years)	To be determined by March 31, 2021
	TSR	2018-2020 (3 years)	To be determined by March 31, 2021

Realization of 2016 LTIP

In March 2019, it was determined that ROE and TSR PSU awards, which were granted in January 2016 for the three-year performance period of 2016-2018, be paid at 0%.

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The target ROE for the 2016-2018 performance period was 16.4%. Actual performance of 10.8% was lower than the threshold of 14.4% and, therefore, no shares were awarded to our NEOs. TSR performance was calculated by comparing one-third of the TSR of companies in the Nasdaq Composite Index and the TSR of the Compensation Peer Group. Performance for the 2016-2018 period was lower than the threshold performance of the 35th percentile and therefore, no shares were awarded to our NEOs.

Other Compensation Matters

Tax-Qualified Plans

The Company offers a 401(k) plan for its employees, including our NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Internal Revenue Code, after completing six months of service with the Company. The Company makes matching cash contributions of up to 4% of each participating employee’s eligible pay. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements

The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its employees, including our NEOs.

Employment Agreements

The Company has entered into employment agreements with each NEO that set forth the compensation, benefits, term of employment and other terms and conditions of each NEOs employment (“Employment Agreements”). The Employment Agreements superseded prior employment agreements, the terms of which expired on December 31, 2017.

The Employment Agreements provide for the following:

•	A three-year term that commenced on January 1, 2018 and expires on December 31, 2020 with the exception of the CEO’s Employment Agreement, which has a term of June 2017 to December 31, 2020;

•	A minimum salary, which may, but is not required to, be adjusted upwards during the term of the agreement;

•

Eligibility for an annual bonus, as set forth in the Company’s annual bonus plan, which will be reviewed annually to determine target participation level and to establish goals and subsequent payout levels. Adjustments can be made to the target participation levels to reflect changes in roles or modifications to pay mix, and target opportunity during the term;

•	Eligibility for equity awards;

•

Specified severance payments upon the NEO’s involuntary termination of employment without cause or as a result of constructive termination, death or disability as described below in the section titled “Post-Employment Compensation Arrangements” (page 37).

•

In connection with the execution of their Employment Agreements, each NEO received an equity retention grant in the form of RSUs as described in the Grants of Plan Based Awards table (page 34). These equity retention grants were granted on January 1, 2018; and

•

Recovery by the Company of any compensation paid pursuant to their Employment Agreement in accordance with current or future clawback policies instituted by the Company to comply with rules promulgated, if any, pursuant to any law, government regulation or stock exchange listing requirement.

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Executive Compensation

Severance and Change in Control Arrangements

Pursuant to their employment agreements with the Company, our NEOs (or their beneficiaries or estates) are eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs’ compliance with non-compete/non-solicitation covenants and execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs.

For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post Employment Compensation Arrangements” (pages 37-39) in this Proxy Statement.

Perquisites and Other Personal Benefits

We do not provide our executive officers, including our NEOs, with perquisites or other personal benefits, except for comprehensive physical examinations. Our NEOs are encouraged to submit to a comprehensive physical examination every 3-5 years at the Company’s expense, at a cost of approximately $5,000 each. This perquisite is provided because we believe it serves a necessary business purpose and protects the interests of the organization and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for the Company’s executive officers, including our NEOs. These stock ownership guidelines reflect the Board’s belief in the importance of aligning the economic interests of stockholders and management. The Compensation Committee is responsible for setting and periodically reviewing the guidelines. Guidelines for each executive position are determined based on factors including the executive role, scope of responsibilities, salary levels, Company stock price performance and market data. The stock ownership guidelines establish ownership goals to be achieved and maintained within five years from the date of hire or promotion.

Periodically, the Compensation Committee is provided with a report showing the extent to which our executives have met the applicable ownership guidelines. This report includes targeted share ownership, actual share ownership, our executives’ remaining non-vested RSUs, and any surplus or deficiency that exists. The Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, the executive’s annual bonus, if any, can be paid in stock, rather than in cash. To permit consistent long-term planning by an executive, once established, targets are not reset except upon the approval of the Compensation Committee in the event of a promotion of the executive, exceptional equity grants, or other considerations.

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The following chart details the equity ownership targets established for our NEOs and their progress towards those targets. As of the Record Date, each NEO has achieved their individual equity ownership target or is on track to reach their target within five years of becoming an NEO.

Name	2018 Salary(1)	Multiple	Share Targets(2)	Equity Ownership(3)
Kevin P. Stevenson	$900,000	5x	184,653	278,740
Peter M. Graham	$450,000	3x	55,396	44,162
Christopher B. Graves	$450,000	3x	55,396	75,780
Steven C. Roberts	$450,000	3x	55,396	45,369
Christopher D. Lagow	$350,000	1x	14,362	22,306

(1)	Salary as of December 2018.
(2)	Based on a December 31, 2018 stock price of $24.37 per share.
(3)	Includes common stock owned directly and indirectly and time-based RSUs.

Pledging

The Company’s Anti-Pledging Policy prohibits its directors, officers and employees from pledging, alienating, attaching or otherwise encumbering the Company’s stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

The Company’s Anti-Hedging Policy prohibits its directors, officers and employees from speculating or hedging their interests in the Company’s stock. Accordingly, directors, officers and employees may not “play the market” in Company securities by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding stock options, stock appreciation rights or other compensation awards the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

Clawback

In the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may cancel or clawback all or any portion of awards, cash and equity, or the gain realized on the award. In addition, all awards, cash and equity (and the benefits derived from the awards), are subject to recovery by the Company if required by rules adopted by the SEC or the NASDAQ Stock Exchange to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation or law.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year. The executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual remains a Covered Employee for all future years, including following any termination of employment.

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Executive Compensation

The Compensation Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. It is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m), it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management even if payments may not be fully or partially deductible under Section 162(m). The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to enable the Company compete successfully.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

2018 Compensation Committee

John H. Fain, Chair

Marjorie M. Connelly

Scott M. Tabakin

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Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards(1)	Non-Equity Incentive Plan Comp	All Other Comp(2)	Total

Kevin P. Stevenson

President and Chief Executive Officer	2018	$900,000		$2,199,953	$810,000	$11,000	$3,920,953
	2017	$821,769		$2,399,937	$450,000	$10,800	$3,682,506
	2016	$700,000		$999,987	$400,000	$10,600	$2,110,587

Peter M. Graham

Executive Vice President and Chief Financial Officer	2018	$450,000		$949,980	$405,000	$11,000	$1,815,980
	2017	$450,000		$499,969	$360,000	$83,852	$1,393,821
	2016	$169,615	$450,000	$286,400	$0	$82,135	$988,150

Christopher B. Graves

Executive Vice President, Americas	2018	$450,000		$949,980	$405,000	$11,000	$1,815,980
	2017	$440,000		$606,197	$361,250	$10,800	$1,418,247
	2016	$440,000		$499,993	$170,000	$10,600	$1,120,593

Steven C. Roberts

Executive Vice President, Europe and Corporate Development	2018	$427,885		$849,871	$465,000	$34,313	$1,777,069
	2017	$400,000		$497,474	$487,500	$10,800	$1,395,775

Christopher D. Lagow

Senior Vice President, General Counsel and Assistant Secretary	2018	$350,000		$619,953	$225,000	$11,000	$1,205,953

(1)

The amounts represent the aggregate grant date fair value of the stock awards granted in 2018, 2017 and 2016 determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. The assumptions used by the Company in calculating these amounts are incorporated by reference to Note 9 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Stock awards consist of time-based RSUs and performance-based PSUs awarded under the LTIP (see pages 27-28 for a more complete description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock on the day prior to vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2018 LTIP PSU awards is as follows: Mr. Stevenson, $3,519,907; Mr. Graham, $1,249,973; Mr. Graves, $1,249,973, Mr. Roberts, $1,089,796; and Mr. Lagow, $781,916. For more information on the awards granted during 2018, see the Grants of Plan-Based Awards table, related narrative, and footnotes (page 34).

(2)

For Messrs. Stevenson, Graham, Graves, and Lagow, these amounts represent Company matching contributions to the recipient’s 401(k) plan account up to limits for such plans under federal income tax rules. Any amounts for executive physicals (the only perquisite or personal benefit provided to our NEOs) have not been included as they are less than the $10,000 threshold under SEC rules. For Mr. Roberts, the amount for 2018 represents (a) $23,313 in expenses related to spousal travel (tax gross-up was not provided to Mr. Roberts) and (b) $11,000 in Company matching contributions to his 401(k) plan account, the limit under federal income tax rules.

2019 Proxy Statement  |  PRA Group    33

Executive Compensation

Grants of Plan Based Awards

The following table presents, for each of our NEOs, information concerning awards under our Equity Plan and Annual Bonus Plan during 2018.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Kevin P. Stevenson	STI		$0	$900,000	$5,000,000
	RSU	03/07/2018							22,335	$879,999
	PSU/Adj EBITDA	03/07/2018				0	16,751	33,502		$659,989
	PSU/TSR	03/07/2018				0	11,554	23,108		$659,964

Peter M. Graham	STI		$0	$450,000	$5,000,000
	RSU	01/01/2018							13,554	$449,993
	RSU	03/07/2018							5,076	$199,994
	PSU/Adj EBITDA	03/07/2018				0	3,807	7,614		$149,996
	PSU/TSR	03/07/2018				0	2,626	5,252		$149,997

Christopher B. Graves	STI		$0	$450,000	$5,000,000
	RSU	01/01/2018							13,554	$449,993
	RSU	03/07/2018							5,076	$199,994
	PSU/Adj EBITDA	03/07/2018				0	3,807	7,614		$149,996
	PSU/TSR	03/07/2018				0	2,626	5,252		$149,997

Steven C. Roberts	STI		$0	$450,000	$5,000,000
	RSU	01/01/2018							12,048	$399,994
	RSU	03/07/2018							4,060	$159,964
	PSU/Adj EBITDA	03/07/2018				0	3,045	6,090		$119,973
	PSU/TSR	03/07/2018				0	2,100	4,200		$119,952
	RSU	06/15/2018							1,206	$49,989

Christopher D. Lagow	STI		$0	$250,000	$5,000,000
	RSU	01/01/2018							10,542	$349,994
	RSU	03/07/2018							2,741	$107,995
	PSU/Adj EBITDA	03/07/2018				0	2,055	4,110		$80,967
	PSU/TSR	03/07/2018				0	1,418	2,836		$80,996

(1)

During 2018, our NEOs were awarded the following plan-based awards: annual short-term incentive award (“STI”) under our annual bonus plan and time-based RSUs and performance-based PSUs under our LTIP. Vesting of the PSUs is based on two components: Adjusted EBITDA (“PSU/Adj EBITDA”) and TSR (“PSU/TSR”).

(2)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000.
(3)	The amounts represent the range of possible payouts of the PSUs from 0% at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria are not met.
(4)

The amounts represent RSUs - for grant date 03/07/2018 for all NEOs, one-third vests on each anniversary of the grant date over three years; for grant date 01/01/2018 for Messrs. Graham, Graves, Roberts and Lagow, 100% vests on the third anniversary of the grant date; and for grant date 06/15/2018 for Mr. Roberts, one-third vests on each anniversary of the grant date over three years.

(5)

The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number RSUs and the target amount for the PSUs/Adjusted EBITDA and the PSUs/TSR. The fair value of the RSUs and the PSUs/Adjusted EBITDA is the closing price of the Company’s common stock on the grant dates and the fair value of the PSUs/TSR is determined using a Monte Carlo simulation as of the grant date in accordance with ASC Topic 718. For Messrs. Graham, Graves, Roberts and Lagow the grant date fair value of RSUs was $33.20 for grant date 01/01/2018. For all NEOs, the grant date fair value of RSUs and PSUs/Adjusted EBITDA was $39.40 and the grant date fair value of PSUs/TSR was $57.12 for grant date 03/07/2018. For Mr. Roberts, the grant date fair value of RSUs was $41.45 for grant date 06/15/2018.

34    PRA Group  |   2019 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal-Year End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2018. No options were outstanding as of December 31, 2018.

Stock Awards(1)

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(2)(3)
Kevin P. Stevenson	1/15/2016	3,836	$93,483	23,080	$562,460
	3/7/2017	17,579	$428,400	42,097	$1,025,904
	3/7/2018	22,335	$544,304	28,305	$689,793
Peter M. Graham	8/15/2016	3,332	$81,201
	3/7/2017	3,317	$80,835	9,567	$233,148
	1/1/2018	13,554	$330,311
	3/7/2018	5,076	$123,702	6,433	$156,772
Christopher B. Graves	1/15/2016	1,919	$46,766	11,540	$281,230
	3/7/2017	4,903	$119,486	9,567	$233,148
	1/1/2018	13,554	$330,311
	3/7/2018	5,076	$123,702	6,433	$156,772
Steven C. Roberts	1/15/2016	1,458	$35,531	8,769	$213,701
	3/7/2017	4,109	$100,136	7,654	$186,528
	1/1/2018	12,048	$293,610
	3/7/2018	4,060	$98,942	5,145	$125,384
	6/15/2018	1,206	$29,390
Christopher D. Lagow	1/15/2016	768	$18,716	4,615	$112,468
	3/7/2017	2,667	$64,995	5,166	$125,895
	1/1/2018	10,542	$256,909
	3/7/2018	2,741	$66,798	3,473	$84,637

(1)

The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date, (b) 100% on the third anniversary of the award date or (c) pursuant to the terms of the respective LTIP, based on the achievement of stated performance goals. (See pages 27-28 for a description of the LTIP).

(2)	The amounts represent the fair market value using $24.37, closing price of the Company’s common stock on December 31, 2018.
(3)

The performance component of the LTIP awards will not vest or be awarded if the Company does not achieve its minimum threshold performance targets, as described more fully on pages 27-28. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance.

2019 Proxy Statement  |  PRA Group    35

Executive Compensation

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting during 2018 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. No stock options were exercised in 2018.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin P. Stevenson	18,212	$687,918
Peter M. Graham	4,992	$192,522
Christopher B. Graves	7,254	$271,838
Steven C. Roberts	5,867	$220,300
Christopher D. Lagow	3,119	$117,639

(1)

The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of the Company’s common stock on the day prior to the vesting date.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Kevin P. Stevenson	1/15/2018	3,833	$35.40	$135,688
	2/5/2018	1,862	$35.80	$66,660
	3/1/2018	2,236	$38.30	$85,639
	3/7/2018	10,281	$38.90	$399,931
Peter M. Graham	3/7/2018	1,658	$38.90	$64,496
	8/15/2018	3,334	$38.40	$128,026
Christopher B. Graves	1/15/2018	1,916	$35.40	$67,826
	2/5/2018	952	$35.80	$34,082
	3/1/2018	1,143	$38.30	$43,777
	3/7/2018	3,243	$38.90	$126,153
Steven C. Roberts	1/15/2018	1,456	$35.40	$51,542
	2/5/2018	741	$35.80	$26,528
	3/1/2018	889	$38.30	$34,049
	3/7/2018	2,781	$38.90	$108,181
Christopher D. Lagow	1/15/2018	766	$35.40	$27,116
	2/5/2018	264	$35.80	$9,451
	3/1/2018	317	$38.30	$12,141
	3/7/2018	1,772	$38.90	$68,931

(1)

Final payment of PSUs/ROE and PSUs/TSR earned under the 2016 LTIP for the 3-year period ended December 31, 2018 was determined on March 1, 2019 after the Compensation Committee certified the Company’s financial results and are not included in this table.

(2)	Closing market price of the Company’s common stock to calculate value of shares at vesting is the day prior to the vesting date.

36    PRA Group  |   2019 Proxy Statement

Executive Compensation

Post-Employment Compensation Arrangements

Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation, and confidentiality restrictive covenants. None of our NEOs are provided with any type of golden parachute or excise tax reimbursement or gross-up.

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2018 and an assumed termination date of December 31, 2018. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment. Because the assumed termination date is December 31, 2018, we have used the full year target non-equity incentive plan awards.

2019 Proxy Statement  |  PRA Group    37

Executive Compensation

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2)	Disability	Death

Kevin P. Stevenson	Severance Payment – Salary	$1,800,000	$1,800,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$1,106,667	$1,106,667	$0	$0
	Pro-Rata Bonus(3)	$900,000	$900,000	$900,000	$900,000
	Equity(4)	$0	$3,344,344	$3,344,344	$3,344,344
	Benefits	$25,389	$25,389	$0	$0
	Total	$3,832,056	$7,176,400	$4,244,344	$4,244,344

Peter M. Graham	Severance Payment –Salary	$450,000	$450,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$405,000	$405,000	$0	$0
	Pro-Rata Bonus(3)	$450,000	$450,000	$450,000	$450,000
	Equity(4)	$0	$1,005,969	$1,005,969	$1,005,969
	Benefits	$25,389	$25,389	$0	$0
	Total	$1,330,389	$2,336,358	$1,455,969	$1,455,969

Christopher B. Graves	Severance Payment – Salary	$900,000	$900,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$624,167	$405,000	$0	$0
	Pro-Rata Bonus(3)	$450,000	$450,000	$450,000	$450,000
	Equity(4)	$0	$1,291,415	$1,291,415	$1,291,415
	Benefits	$25,389	$25,389	$0	$0
	Total	$1,999,556	$3,071,804	$1,741,415	$1,741,415

Steven C. Roberts	Severance Payment – Salary	$450,000	$450,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$382,500	$382,500	$0	$0
	Pro-Rata Bonus(3)	$390,000	$390,000	$390,000	$390,000
	Equity(4)	$0	$1,083,222	$1,083,222	$1,083,222
	Benefits	$25,389	$25,389	$0	$0
	Total	$1,247,889	$2,331,111	$1,473,222	$1,473,222

Christopher D. Lagow	Severance Payment – Salary	$350,000	$350,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$302,500	$302,500	$0	$0
	Pro-Rata Bonus(3)	$250,000	$250,000	$250,000	$250,000
	Equity(4)	$0	$730,418	$730,418	$730,418
	Benefits	$31,415	$31,415	$0	$0
	Total	$933,915	$1,664,333	$980,418	$980,418

(1)

Except in the case of Messrs. Graham, Roberts and Lagow, severance for termination without Cause/Constructive Termination, as set forth in the employment agreements, provides two years’ salary, two times the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Messrs. Graham’s, Robert’s and Lagow’s employment agreement, severance for termination without Cause/Constructive Termination, as set forth in the employment agreements, provides one-year salary and the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months.

(2)

NEOs receive severance payments and vesting of equity grants accelerate in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control (referred to as “double trigger” in the employment agreements).

38    PRA Group  |   2019 Proxy Statement

Executive Compensation

(3)

Pro-rata bonus (based upon actual Company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to disability, as set forth in the employment agreements, (c) death, or (d) nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.

(4)

Equity values represent immediate vesting of all unvested grants upon involuntary termination without Cause or Constructive Termination in connection with a change in control, death and disability and are based on the closing price of the Company’s common stock ($24.37) on December 31, 2018 of all unvested shares as of December 31, 2018.

CEO Pay Ratio

For 2018, our last completed fiscal year:

•	the annual total compensation of our median employee was $34,734;

•	the annual total compensation of the CEO was $3,920,953; and

•	we estimate that the ratio of the annual total compensation of our CEO to our median employee was 113 to 1.

In accordance with SEC rules, we selected a median employee for 2018 who had compensation that was similar to our 2017 median employee because our 2017 median employee was subsequently promoted and, as a result, her compensation changed. Although our employee population increased in 2018 largely due to the addition of two new call centers located in the United States, the average total compensation of the employees at our new locations was similar to the compensation of our median employee for 2017. Thus, we believe there has been no change in our employee compensation arrangements or employee population that would result in a significant change to our pay ratio disclosure for 2018; accordingly, we did not re-identify a median employee for 2018.

Based on our payroll and employment records, we identified the median employee from an employee population of 4,439 individuals on September 30, 2017. Our employee population included all US-based and internationally-based employees as of September 30, 2017. We included the following pay elements in the total compensation for each employee:

•	salary received,

•	overtime pay received, and

•	incentive compensation payments received.

We identified our median employee for 2017 by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.

After identifying a median employee for 2018 whose compensation was similar to our median employee for 2017, we calculated annual total compensation for our 2018 median employee using the same method used to calculate our CEO’s annual total compensation for 2018 as reported in the Summary Compensation Table in this Proxy Statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below reflects the number of shares as of December 31, 2018 subject to outstanding awards and the amount available for future issuance under our Equity Plan. All stock awards, including LTIP shares, are in the form of grants of RSUs. One RSU converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	942,542	$4,405,171	0
Equity compensation plans not approved by stockholders	None	N/A	None
Total	942,542	$4,405,171	0

2019 Proxy Statement  |  PRA Group    39

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2019 by:

•	each of our directors,

•	each of our NEOs,

•	all current directors and executive officers as a group, and

•	each person known by us to own beneficially more than 5% of our common stock.

40    PRA Group  |   2019 Proxy Statement

Security Ownership

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of March 31, 2019.

Name	Number of Shares Beneficially Owned		Percentage of Class
Vikram A. Atal	9,048		*
Danielle M. Brown	—
Marjorie M. Connelly	3,283		*
John H. Fain	27,591		*
Steven D. Fredrickson	276,809		*
Peter M. Graham	6,321		*
Christopher B. Graves	44,807		*
Penelope W. Kyle	36,425		*
Christopher D. Lagow	1,968
James A. Nussle	13,413		*
Geir L. Olsen	55,256	(1)	*
Steven C. Roberts	13,936		*
Kevin P. Stevenson	212,352		*
Scott M. Tabakin	42,090		*
Lance L. Weaver	8,512		*
All directors and executive officers as a group (17 persons)	762,601		1.68%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	6,614,098	(2)	14.60%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,551,930	(3)	10.04%
T. Rowe Price Associates, Inc
100 E. Pratt Street.
Baltimore, MD 21202	4,103,353	(4)	9.0%
Turtle Creek Asset Management Inc.
4 King Street West, Suite 5100
Toronto, Ontario M5H 1B6 Canada	3,993,620	(5)	8.8%
Dimensional Fund Advisors LP
6300 Bee Cave Road
Austin, TX 78746	2,970,934	(6)	6.56%

*Represents	less than 1% of the Company’s outstanding common stock.
(1)	Includes 25,000 shares held by Andenes Investments SL, a private investment company owned 100% by Mr. Olsen
(2)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 11, 2019, BlackRock, Inc. is the beneficial owner of 6,614,098 shares of the Company’s common stock with sole power to vote or direct the vote of 6,505,082 shares and sole power to dispose or to direct the disposition of these 6,614,098 shares.

2019 Proxy Statement  |  PRA Group    41

Security Ownership

(3)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group is the beneficial owner of 4,551,930 shares of the Company’s common stock with sole power to vote or direct the vote of 44,062 shares, shared power to vote or direct the vote of 5,318 shares, sole power to dispose or to direct the disposition of 4,507,376 shares, and shared power to dispose or direct the disposition of 44,554 shares.

(4)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2019, T. Rowe Price Associates, Inc. is the beneficial owner of 4,103,353 shares of the Company’s common stock with sole power to vote or direct the vote of 737,230 shares and sole power to dispose or to direct the disposition of 4,103,353 shares

(5)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2019, Turtle Creek Asset Management Inc. is the beneficial owner of 3,993,620 shares of the Company’s common stock for which it possesses sole power to vote or direct the vote and sole power to dispose or direct the disposition of such shares.

(6)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP is the beneficial owner of 2,970,934 shares of the Company’s common stock with sole power to vote or direct the vote of 2,859,476 shares and sole power to dispose or to direct the disposition of 2,970,934 shares. In its role as an investment advisor, Dimensional Funds Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting or investment power over securities of the Company that are owned by certain other commingled funds, group trusts and separate investment companies (collectively, “Funds”). However, all securities reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on a review of reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such filing requirements were met during 2018.

42    PRA Group  |   2019 Proxy Statement

Voting Instructions and Other Information

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder – If your shares are registered directly in your name with Continental Stock Transfer & Trust, our transfer agent, you are considered the stockholder of record with respect to those shares, and we are providing proxy materials directly to you. As the record holder, you have the right to vote in person at the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legal proxy, executed in your favor, from the record holder.

Internet Availability of Proxy Materials and Annual Report

The Company is making available its proxy materials and its Annual Report on Form 10-K for the year ended December 31, 2018 on the Internet. Instructions on how to access and review these materials on the Internet can be found on your proxy card. Stockholders may also view proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 at the Company’s website at www.pragroup.com. In addition, stockholders may request proxy materials be sent in printed form by mail or electronically by email on an ongoing basis.

How to Vote

If you are a record holder, we encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet

You may vote through the Internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your proxy card, voting instruction form or E-Proxy Notice available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on June 12, 2019. If you vote through the Internet, you do not need to return a proxy card.

Phone

You may vote by touchtone telephone by calling (866) 804-9616. You will need to have your proxy card available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on June 12, 2019. If you vote by telephone, you do not need to return a proxy card.

Mail	You may vote by mail by signing and dating your proxy card and mailing it in the attached postage-prepaid envelope.

If you are a beneficial owner, we encourage you to vote before the Annual Meeting by following the instructions provided to you by your broker, bank or other nominee.

Revoking Your Proxy

If you are a record holder, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by voting in person at the Annual Meeting or delivering a later dated proxy. If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting and should refer to the instructions provided by your broker, bank or other nominee on how to revoke your voting instructions. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

2019 Proxy Statement  |  PRA Group    43

Voting Instructions and Other Information

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by the Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

The Company will bear the entire cost of proxy solicitation and has engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $11,500 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by directors, officers and other employees of the Company who will not receive any additional compensation for such solicitation.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you will be asked to present valid government-issued photo identification, such as a driver’s license, in order to gain admission. If you are a record holder, you will need to bring your proxy card or other documentation showing that you owned shares of the Company’s common stock on the Record Date. You will not be able to vote your shares at the Annual Meeting without a proxy card or such other documentation. If you require special assistance due to a disability or other reason, please notify the Corporate Secretary in writing at 120 Corporate Boulevard, Norfolk, Virginia 23502, Attention: Corporate Secretary, or by email at corporatesecretary@pragroup.com.

If your shares are held by a broker, bank or other nominee, you are the beneficial owner of the shares, but not the record holder. Therefore, you must bring one of the following with you to the Annual Meeting: the proxy card, Notice of Internet Availability of Proxy Materials, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your broker, bank or other nominee indicating that you beneficially owned the shares of common stock as of the Record Date. If you intend to vote at the Annual Meeting, you will also need to bring to the Annual Meeting a proxy from your broker, bank or other nominee that authorizes you to vote the shares that the holder of record holds for you in its name.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” If your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want your vote to count. The ratification of the appointment of KPMG as the Company’s independent registered public accounting firm (Proposal 2) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you. On the other hand, the election of directors (Proposal 1) and the approval on a non-binding, advisory basis of the compensation of our NEO’s (Proposal 3) are considered non-routine matters. As a result, if you do not provide specific instructions, any shares held in street name will not be counted as shares present and entitled to be voted with respect to such non-routine matters and will have no impact on the outcome of such non-routine matters.

If you received more than one proxy card, you may hold shares in more than one account. To ensure all of your shares are voted, you must sign and return each card you receive. Alternatively, if you vote online via the Internet or by telephone, you will need to vote once for each proxy card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on December 31, 2019.

44    PRA Group  |   2019 Proxy Statement

Voting Instructions and Other Information

The Company’s By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting, but are not submitted for inclusion in the Company’s proxy materials. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than March 15, 2020 and no later than April 14, 2020. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

Annual Report on Form 10-K

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are being mailed to record holders and are available on the Investor Relations page of our website at www.pragroup.com. To request printed versions of these materials, you may contact our Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

150 Corporate Boulevard

Norfolk, VA 23502

The Company’s Annual Report on Form 10-K and other filings made by the Company with the SEC may be obtained from the SEC’s EDGAR database at www.sec.gov.

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

2019 Proxy Statement  |  PRA Group    45

CONNECTED ECONOMY
PROFITABLE GROWTH
SUSTAINABLE SOLUTIONS
DIVERSE PORTFOLIO

PRAGROUP.COM

Proxy Card

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 13, 2019

RECORD DATE: APRIL 16, 2019

This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held on June 13, 2019 (the “Annual Meeting”). By signing this proxy, you hereby revoke all prior proxies and appoint Christopher D. Lagow and LaTisha S. Owens, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held at 130 Corporate Boulevard, Norfolk, Virginia 23502 at 12:00 noon Eastern Time on June 13, 2019 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for Director and “FOR” proposals 2 and 3 at the Annual Meeting and any adjournment or postponement thereof.

The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of April 29, 2019 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the

PRA Group, Inc. Annual Meeting of Stockholders to be held June 13, 2019.

Our Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/PRAGroup/2019

THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE:

PRA GROUP, INC.

Annual Meeting of Stockholders to be held June 13, 2019

Record Date: April 16, 2019

Directions to attend the Annual Meeting where you may vote in person can be found on our website at https://ir.pragroup.com. Each stockholder will be asked to present valid picture identification, such as a driver’s license, in addition to this admission ticket.

Please mark your votes in blue or black ink like this   ☒

The Board of Directors recommends a vote FOR the election of each director nominee listed below and FOR proposals 2 and 3.

1.	Election of Directors ☐ FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT

Nominees for the Board of Directors are:

(1) John H. Fain

(2) Geir L. Olsen

(3) Kevin P. Stevenson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR All Except” and write that nominee’s name in the space provided below.

            CONTROL NUMBER

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019.

☐  FOR             ☐  AGAINST             ☐  ABSTAIN

3.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers.

☐  FOR             ☐  AGAINST            ☐  ABSTAIN

4.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

I plan to attend the Annual Meeting   ☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date:

Signature (Title(s), if applicable)

Signature (if held jointly)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote your proxy on the Internet: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote your proxy by phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote your proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.